EXHIBIT 4.6

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of August 6, 2009 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by THE OLD EVANGELINE DOWNS, L.L.C., a Louisiana limited liability company (the “Company”), in favor of U.S. BANK NATIONAL ASSOCIATION, as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”).

WHEREAS, the Company is party to a Pledge and Security Agreement, dated as of August 6, 2009 (the “Security Agreement”), among the Company, the other Grantors party thereto and the Collateral Agent, pursuant to which the Company granted a security interest to the Collateral Agent in the Trademark Collateral (as defined below) and is required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees with the Collateral Agent as follows:

SECTION 1.                                Defined Terms

Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2.                                Grant of Security Interest in Trademark Collateral

The Company hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of the Company’s right, title and interest in, to and under the following, in each case whether now owned or existing or hereafter acquired, developed, created or arising and wherever located (collectively, the “Trademark Collateral”):

(a)           all United States, and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications listed or required to be listed in Schedule A attached hereto, (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, (vi) all payments and rights to payments arising out of the sale, lease, license, assignment or other disposition thereof, and (vii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world (collectively, “Trademarks”);

(b)           any and all agreements, licenses and covenants providing for the granting of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement, dilution or other violation of any Trademark or permitting co-existence with respect to a Trademark (whether the Company is licensee or licensor thereunder) including, without limitation, those listed or required to be listed in Schedule A attached hereto;

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(c)           all rights to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto; and

(d)           to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing, in each case, to the extent not constituting Excluded Assets.

SECTION 3.                                Security Agreement

.  The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Security Agreement, and the Company hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.  In the event that any provision of this Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4.                                Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

SECTION 5.                                Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

SECTION 6.                                Intercreditor Agreement

Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of August [__], 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), between U.S. Bank National Association, as Subordinated Lien Creditor Representative (as defined therein) and the Senior Lien Administrative Agent, and acknowledged by the Company, the other Grantors and the other Persons from time to time party thereto, at any time when any Credit Facility Indebtedness exists that has not been Fully Paid (as such terms are defined therein).  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

THE OLD EVANGELINE DOWNS, L.L.C.

By:	/s/ Natalie Schramm
Name: Natalie Schramm
Title: CFO

STATE OF   IOWA        )
           )   ss.
COUNTY OF                           )

On this 6th day of August, 2009, before me personally appeared Natalie Schramm, proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of The Old Evangeline Downs who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

Notary Public /s/Karen M. Beetem

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Accepted and Agreed:
U.S. BANK NATIONAL ASSOCIATION,

as Collateral Agent

By:  /s/Raymond S. Haverstock
  Name:  Raymond S. Haverstock
  Title:   Vice President

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SCHEDULE A
to TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND APPLICATIONS

Mark	Serial Number	Filing Date	Registration Number	Registration Date
RACES & ACES EVANGELINE DOWNS CASINO & OFF-TRACK BETTING (and Design)	76-518,029	5/30/2003	3,022,401	12/06/2005

TRADEMARK LICENSES

Description of Trademark License	Name of Licensor	Registration Number of Underlying Trademark

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